U. S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         Multi-Tech International, Corp

             (Exact name of registrant as specified in its charter)


                                  NEVADA
        (State or other jurisdiction of incorporation or organization)

                                86-0931332
                     (IRS Employer Identification Number)

                     760 Killian Road, Akron Ohio 44319
                  (Address of principal executive offices)

                          Laughlin Internatnal Inc
                             2533 N Carson St
                         Carson City, Nevada 89706
                   (Name and address of agent for service)

                               (330) 785-5555
        (Telephone number, including area code of agent for service)

                               2002 Stock Plan
                           (Full title of the Plans)

                                  Copy to:
                             John J. Craciun, III
                            1035 Rosemary Blvd, #1
                              Akron, Ohio 44306

                       CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                        Proposed       Proposed
                                        maximum        maximum
                                        offering       aggregate   Amount of
Title of securities   Amount to be      price          offering    registration
to be registered      registered        per share(2)   price (2)   fee (3)
-------------------------------------------------------------------------------
Common Stock,        1,000,000          $.0145         $14,500.00  $1.34
$.001 par value
                   ------------                                   ------------
      TOTAL          1,000,000                                     $1.34
-------------------------------------------------------------------------------


(1) Includes Common Stock, par value $.001 of the company.
(2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common Stock to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low sales prices per share of Common Stock of the Registrant on December 3, 2002.



Additional updating and other information with respect to the Plan and the Common Stock issuable thereunder may be provided in the future to participants in the Plan.

Participants in the Plan may obtain additional information about the Plan and its administrators from John J. Craciun, III, the Company's compliance officer,
c/o Multi-Tech International, Corp.,760 Killian Road, Akron, Ohio 44319.   Mr
Craciun may be reached by telephone at (330) 785-5555.

The date of this Plan is December 3, 2002.

GENERAL INFORMATION

This Plan covers 1,000,000 shares of common stock, $.001 par value, of Multi-Tech International, Corp, a Nevada corporation, reserved for issuance pursuant to the 2002 Stock Plan. The Plan was adopted by the Company on ecember 3, 2002.

The purpose of the Plan is to promote the interests of the Company and its Subsidiaries and shareholders by using investment interests in the Company to attract, retain and motivate its advisors and consultants to encourage and reward their contributions to the long range performance goals of the Company and to link their compensation interests with the long term interests of the Company and its shareholders.

ATTACHMENT

Attorney's Opinion Letter

                                        Multi-Tech International, Corp

                                        By: /s/  John J. Craciun, III
                                        ---------------------------------
                                        John J. Craciun, III, President